Exhibit 10.16

                                 BRANCH PURCHASE


                                       AND


                          DEPOSIT ASSUMPTION AGREEMENT


                             =======================





                                 By and Between


                                   POINTE BANK


                                       AND


                                  REPUBLIC BANK




                            ========================


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                                Table of Contents
                                -----------------

                                                                          Page
                                                                          ----

1.    Assumption of Deposit Accounts, Loans, Fixed
      Assets, Safe Deposit Obligations and Contracts..........................3


2.    Assumption of Leases....................................................6

3.    Loan Participations.....................................................7

4.    Closing.................................................................7

5.    Payment.................................................................8

6.    Reporting of Allocation ................................................9

7.    Transfer of Records:   Notice to Customers:  Post-
      Closing Reconciliation of NOW Account Transactions......................10

8.    Data Processing.........................................................12

9.    Conduct of Business Prior to Closing....................................12

10.   Representations and Warranties of Republic..............................13

11.   Representations and Warranties of Pointe................................16

12.   Survival of Representations and Warranties;
      Indemnification.........................................................17

13.   Conditions to the Closing...............................................19

14.   Requirements of Regulatory Authorities..................................22

15.   Covenant Not To Compete.................................................22

16.   Subject Office  Employees...............................................23

17.   Additional Covenants; Prorations........................................23

18.   Termination.............................................................24

19.   Expenses................................................................24

20.   Confidentiality.........................................................24

21.   Notices.................................................................25

22.   Entire Agreement, Modifications, Waivers, Headings......................26

23.   Successors and Assigns..................................................26

24.   Counterparts............................................................27

25.   Governing Law...........................................................27

26.   Public Announcements....................................................27

                                      (i)

                                 BRANCH PURCHASE
                                       AND
                          DEPOSIT ASSUMPTION AGREEMENT


          BRANCH PURCHASE AND DEPOSIT ASSUMPTION AGREEMENT (this "Agreement") made and entered into as of January 4, 2001, by and between Pointe Bank ("Pointe"), a Florida chartered commercial bank and having its principal office in Boca Raton, Florida, and Republic Bank ("Republic"), a Florida chartered commercial bank having its main office in St. Petersburg, Florida.

                              R E C I T A T I O N S

         A. Each of Pointe and Republic is a commercial bank having branch offices in the State of Florida, the deposit accounts of which are insured by the Federal Deposit Insurance Corporation (the "FDIC").

         B. Subject to the terms and conditions hereof, Republic wishes to sell and transfer to Pointe, and Pointe wishes to purchase and operate, those certain branch offices currently operated by Republic and located at 20 N.W. 57th Avenue, Miami, Florida 33126 (the "Airpark Branch"), 9785 N.W. 41st Street, Miami, Florida 33178 (the "Doral Branch"), 8211 South Dixie Highway, Miami, Florida 33143 (the "South Miami Branch"), and 2222 Ponce DeLeon Boulevard, Coral Gables, Florida 33134 (the "Coral Gables Branch"). Additionally, Republic wishes to assign and Pointe wishes to purchase and assume certain deposit liabilities and assets domiciled or related to the branch office operated by Republic located at 11631 North Kendall Drive, Miami, Florida 33176 (the "Town & Country Branch"). Effective no later than the Closing Date, Republic will cease its operations at the Town & Country Branch and transfer the deposits and loans associated with that branch to the South Miami Branch. Collectively the Airpark Branch, Doral Branch,

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South Miami Branch, Coral Gables Branch and the Town & Country Branch, will be referred to herein as the "Subject Offices".

         C. Pointe proposes to file applications with the Florida Department of Banking and Finance (the "DBF") and the Federal Reserve Bank of Atlanta (the "FRB-A") for permission to operate branch offices at the location of the Subject Offices except the Town & Country Branch, and any other applications required by state law and federal laws or regulations, and if such applications are approved, to take over and operate the Subject Offices, except the Town & Country Branch, as branch offices of Pointe and to assume the deposits domiciled at the Subject Offices.

         D. Subject to the terms and conditions hereof, for the convenience of the depositors of the Subject Offices, Republic desires to relinquish to Pointe, and Pointe is willing to assume and acquire certain of the deposit accounts and other loans that are attributable to the Subject Offices.

         E. Subject to the terms and conditions hereof, Republic desires to relinquish to Pointe and Pointe is willing to assume and acquire certain of Republic's loans that are secured by the deposit accounts that are attributable to the Subject Offices.

         F. Subject to the terms and conditions hereof, Republic desires to assign and relinquish to Pointe all of Republic's rights, title and interest, and Pointe is willing to assume from Republic all of Republic's obligations, under: (i) that certain lease dated June 22, 1998 (as subsequently amended), by and between NationsBank, N.A., a National Banking Corporation (the "Airpark Landlord") with respect to the occupancy of the Airpark Branch (the "Airpark Lease"); (ii) that certain lease dated June 22, 1998 (as subsequently amended), by and between NationsBank, N.A., a National Banking Corporation (the "Doral Landlord") with respect to the occupancy of the Doral Branch (the "Doral Lease"); (iii) that certain lease dated March 17, 1997 by and between Dixie Pointe Associates (the "South Miami Landlord") with respect to the occupancy of the South Miami Branch (the "South Miami Lease"); and (iv) that certain lease dated May 7, 1998 by and between

222 Ponce Corporation (the "Coral Gables Landlord") with respect to the occupancy of the Coral Gables Branch (the "Coral Gables Lease"). Collectively, the Airpark Landlord, the Doral Landlord, the South Miami Landlord and the Coral Gables Landlord shall be referred herein to as the "Landlords" and the Airpark Lease, the Doral Lease, the South Miami Lease and the Coral Gables Lease shall be referred to as the "Leases".

         G. Subject to the terms and conditions hereof, Republic desires to sell to Pointe and Pointe desires to purchase from Republic at their current book value certain fixed assets of Republic located at the Subject Offices, except the Town & Country Branch.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Assumption of Deposit Accounts, Loans, Fixed Assets, Safe Deposit Obligations and Contracts.

                  (a) On the date of the Closing, as described in Section 3 hereof (the "Closing Date") and subject to the terms and conditions set forth herein, Pointe shall assume, by documents in form and substance reasonably satisfactory to Republic, the liability of Republic for the payment of principal and accrued but previously unpaid interests on all deposit accounts, including any accounts accessible by check or negotiated orders of withdrawal ("NOW Accounts"), which are on deposit at the Subject Offices as of the Closing Date, but excluding any deposit accounts that are contractually related to a repurchase agreement ("Sweep Accounts") or any other accounts which by their terms are not subject to assignment. The deposit accounts to be assumed by Pointe shall hereinafter be referred to as the "Deposit Accounts". Under cover of letter dated of even date herewith, Republic has delivered to Pointe a true and accurate schedule of the Deposit Accounts as of a date within 5 days prior to the date of this Agreement. An updated Schedule of Deposit Accounts that shall be prepared within forty-eight (48) hours prior to the Closing Date shall be delivered by Republic to Pointe at the Closing. In connection with the assumption by Pointe of the Deposit Accounts, Republic shall transfer and deliver to Pointe as of the Closing

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

Date all records, documents and information relating to the Deposit Accounts.

                  (b) At end as of the Closing Date, Pointe shall acquire from Republic at the principal balance, and Republic shall transfer, endorse and assign, without recourse or, except as otherwise provided herein, warranties or representations as to collectabililty, to Pointe, by documents in form and substance reasonably satisfactory to Pointe all of Republic's right, title and interests, including servicing interests, in and to Republic's loans existing on the Closing Date that are domiciled at the Subject Offices which in each case are not more than 30 days delinquent (the "Loans"). The aggregate dollar value of the Loans shall hereafter be referred to as the "Loan Price". Under cover of a letter dated of even date herewith, Republic has delivered to Pointe a true and correct Schedule of Loans as of a date within 5 days prior to the date of this Agreement. An updated Schedule of Loans that shall be prepared within 48 hours prior to the Closing Date shall be delivered by Republic to Pointe at the Closing.

                  (c) On and as of the Closing Date, Republic will sell, assign and transfer to Pointe by bill of sale or other appropriate document of transfer, in form and substance satisfactory to Pointe, and Pointe will purchase from Republic at the book value thereof as of the Closing date, determined from the books and records of Republic in accordance with Republic's consistent reasonable past accounting practices, all leasehold improvements, furniture, fixtures, equipment and other assets of Republic located at the Subject Offices, except the Town & Country Branch, and more particularly described (including the original cost and current book value thereof) in the Inventory of Fixed Assets attached hereto as Schedule l(c) (collectively, the "Fixed Assets"). Except as provided in this Agreement, the Fixed Assets are acquired without representation and warranty, on an "as is", "where is" basis. Within thirty (30) days after receipt by Pointe of Schedule l(c), Pointe shall conduct an inspection of the Subject Offices. If, upon such inspection, Pointe shall reasonably determine in good faith that any asset listed on Schedule l(c) is not compatible with, useful to and usable by Pointe, and shall notify Republic of such determination within three (3) days following such inspection, then such asset will be excluded from Schedule l(c). Notwithstanding anything herein to the contrary, the Fixed Assets shall not include any data terminals or any signs or other items with Republic's name or logo permanently affixed thereto.

                  (d) As of the Closing Date: (i) Pointe will assume and discharge Republic's obligations with respect to the safe deposit box business at the Subject Offices in accordance with the terms and conditions of contracts or rental agreements related to such business, and Pointe will maintain all facilities necessary for the use of such safe deposit boxes by persons entitled to use them; (ii) Republic shall transfer and assign the records related to such safe deposit box business to Pointe and Pointe shall maintain and safeguard all such records and be responsible for granting access to and protecting the contents of safe deposit boxes at the Subject Offices. Safe deposit box rental payments and late payment fees collected by Republic before the Closing Date shall be prorated.

                  (e) At the Closing Republic will assign to Pointe all of Republic's right, title-and interest in and to, and Pointe will assume and agree to perform all of Republic's obligations under those service contracts, and equipment leases (collectively the "Contracts") covering the premises and furnishings and equipment associated with the Subject Offices, except the Town & Country Branch, identified on Schedule l(d) hereto, which are assignable and have been designated by Pointe as acceptable. Republic shall within 5 days of the date hereof, deliver to Pointe copies of all such Contracts. Pointe shall, within 30 days of receipt of such copies, review the Contracts and designate to Republic in writing those Contracts that are to be assigned to and assumed by Pointe as of the Closing Date.

                  (f) Republic shall cooperate with Pointe and use its best efforts to assist in the transfer to Pointe of the Deposit Accounts, the Loans, the Fixed Assets and the Contracts, and shall take all actions necessary to accomplish such transfer, including but not limited to the provision of any required notices to customers in respect of the Deposit Accounts and the Loans. Republic shall supply Pointe with such information and records relating to the Deposit Accounts

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

and the Loans as Pointe may reasonably request, including, but not limited to, computer tapes setting forth current account information as to all of the Deposit Accounts and Loans in machine-readable form and any information required for inclusion in a11 applications to regulatory authorities necessary to consummate the transactions contemplated by this Agreement. Pointe (and any accountants, attorneys or other professionals employed by Pointe) shall have the right to inspect Republic's books and records with respect to the Subject Offices at reasonable times during normal business hours and upon reasonable notice to Republic. Republic and Pointe shall each provide to the United States Internal Revenue Service, to the extent required by law, Forms 1099 with respect to each depositor in respect of the Deposit Accounts for the periods during which Republic and Pointe, respectively, administered the Deposit Accounts. Following the Closing Date, Republic shall continue to provide assistance to Pointe in effecting an orderly transfer to Pointe of the Deposit Accounts, the Loans, the Contract and the Fixed Assets and, in pursuance thereof, shall at any time and from time to time upon the request of Pointe execute and deliver to Pointe such further documents, certificates, assignments, receipts, endorsements and instruments of transfer as Pointe may reasonably require. Without limiting the generality of the foregoing, Republic shall provide all information and take all steps required to be taken by it that are reasonably necessary for Pointe to effect the transfer of any direct deposit arrangement affecting any of the Deposit Accounts and shall promptly pay to Pointe any funds received by Republic which are intended to be credited to any such Deposit Accounts. Pointe shall complete all actions necessary to effect the transfer of such direct deposit arrangements within 90 days of the Closing Date. Republic shall have the right to return to the payor any direct deposit item received by it subsequent to 90 days after the Closing Date . Republic may pass along to Pointe the costs Republic incurs in providing the items which Pointe may require pursuant to this Paragraph l(e).

         2.       Assumption of Leases.
                  --------------------

                  (a) On and as of the Closing Date and subject to the terms and conditions set

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

forth herein, Republic shall assign to Pointe all of its right, title and interest under the Leases and shall vacate the Airpark Branch, the Doral Branch, the South Miami Branch and the Coral Gables Branch and turn possession of such office over to Pointe and Pointe shall assume the performance of all of the terms, covenants, conditions and obligations of the tenant under the Leases arising from and after the Closing Date. Republic shall, at its own expense, obtain and deliver to Pointe at the Closing the consent of the Landlords to the assignment of the Leases contemplated by this Agreement which consent shall be substantially in the form attached hereto as Schedule 2.

                  (b) Republic agrees to pay to Pointe the sum of $445,097.71 as a market adjustment in respect of the Leases (the "Lease Adjustment").

         3.       Loan Participations .
                  -------------------

                  On the closing date Republic agrees to sell to Pointe and, subject to due diligence, Pointe agrees to purchase from Republic participation interests (the "Participations") in commercial real estate loans (the "Other Loans") originated by and in the portfolio of Republic. The aggregate dollar amount of the Participations purchased by Pointe will be up to $25,000,000 and the interest rate of the Participations will be at a coupon rate acceptable to Pointe. The actual aggregate dollar amount of Participations purchased by Pointe shall hereafter be referred to as the "Participation Price". Republic shall have the right, but not the obligation, to repurchase the Participations in accordance with the following schedule: (i) six (6) months after the Closing Date - 25% of the then outstanding dollar balance of the Participations; (ii) twelve (12) months after the Closing Date - 33 1/3% of the then outstanding dollar balance of the Participations; (iii) fifteen (15) months after the Closing Date - 50% of the then outstanding dollar balance of the Participations; and (iv) eighteen months after the Closing Date - the then remaining dollar balance of the Participations.

         4.       Closing.
                  -------

                  The closing of the transactions provided for herein shall take place by the most

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

practicable combination of telephone conferences, fax deliveries, wire transfers and overnight mail deliveries initiated at the close of banking business on an agreed upon day during the month in which all conditions specified in Sections 12 and 13 hereof have been satisfied or waived.

         5.       Payment.
                  -------

                  (a) Closing Date Payment. At the Closing, Republic shall pay to Pointe by wire transfer of immediately available funds an amount (the "Payment Amount") computed as follows:

                            (i) An amount estimated to be equal to the aggregate
principal amount of and accrued interest on the Deposit Accounts as of the Closing Date (the "Estimated Deposit Amount"), which Estimated Deposit Amount shall be equal to the amount reflected on the latest Schedule of Accounts delivered pursuant to Section l(a) above; minus;

                            (ii) An estimated amount equal to four and
seventy-nine one hundredths of a percent (4.79%) of the aggregate principal amount of the Deposit Accounts, domiciled at the Subject Offices (collectively the "Estimated Premium Amount"), which Estimated Premium Amount shall be equal to the amount reflected on the latest Schedule of Accounts, delivered pursuant to Section 1(a) above provided, however, that for purposes of this calculation, the principal amount of the Deposit Accounts attributable to the Town & Country Branch shall be fixed as of the date of the notice sent to customers pursuant to
Section 42 of the Federal Deposit Insurance Act; minus;

                            (iii) An amount estimated to be equal to the
aggregate principal amount of and accrued interest on the Loans as of the Closing Date (the "Estimated Loan Amount"), which estimated Loan Amount shall be equal to the amount reflected on the latest Schedule of Loans delivered pursuant to Section l(b) above; minus;

                            (iv) An amount equal to the agreed upon book value
of the Fixed Assets as of the Closing Date; minus;

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

                            (v) An amount equal to the proration amount credited
to Republic under Section 16 hereof; minus;

                            (vi) An amount equal to the Participation Price;
plus; (vii) An amount equal to the Lease Adjustment.

                   (b) Post Closing Adjustment. (i) within seven (7) days after the Closing Date, Republic shall provide Pointe with a final Schedule of Deposit Accounts and a final Schedule of Loans, both certified by the Chief Financial Officer of Republic to the effect that each such Schedule is true and accurate as of the Closing Date. If such Schedules reflect Deposit Account amounts and Loan amounts which are different from the amounts reflected on the Schedules delivered at the Closing, then the Payment Amount shall be adjusted to accurately reflect the actual Deposit Account and Loan Amounts as of the Closing Date (the "Adjusted Payment Amount").

                            (ii) If the Payment Amount shall have been greater
than the Adjusted Payment Amount, Pointe shall refund to Republic the difference between such amounts and if the Payment Amount shall have been less than the Adjusted Payment Amount, Republic shall pay to Pointe the difference between such amounts, in each case, in immediately available funds together with interest thereon for the number of days from and including the Closing Date but excluding such settlement date (the "Interest Period") at the rate per annum equal to the average during the Interest Period of the average of the high and the low bid rates for federal funds on each business day during the Interest Period, as such bid rates are published in the Eastern Edition of the Wall Street Journal, computed on the basis of a 365-day year.

         6. Reporting of Allocation. The consideration paid pursuant to this Agreement shall be allocated among the Assets (including the Covenant Not to Compete and any other intangible assets) and cash, if any, paid to Pointe on the Closing Date in accordance with the rules under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury

Regulations promulgated thereunder. For Federal income tax purposes, Pointe and Republic shall report the transactions contemplated by this Agreement in a manner consistent with the allocation of consideration specified in a final settlement statement agreed to by Pointe and Republic pursuant to this Section 6, which allocation shall be mutually agreed to by the parties. Pointe and Republic agree to report in accordance with this allocation (including any modifications thereto reflecting any post-closing adjustments determined pursuant to the procedures described in this Section 6) in any relevant tax returns or similar filings (including any forms or reports required to be filed pursuant to Section 1060 of the Code or the Treasury Regulations promulgated thereunder ("1060 Forms")), and to file such 1060 Forms in the manner required by applicable law. Unless required by law, neither Pointe nor Republic shall at any time file any return or take other action which is inconsistent with such allocation. In the event any party hereto receives notice of an Internal Revenue Service audit in respect of the allocation described above, such party shall, within a reasonable time after receiving such notice, notify the other party in writing as to the date and subject of such audit.

         7.       Transfer of Records: Notice to Customers: Post-Closing
Reconciliation: Checking and NOW Account Transactions.

                  (a) On or prior to the Closing Date, Republic shall assign, transfer, and deliver to Pointe the signature cards and account records between Republic and owners of the Deposit Accounts.

                  (b) Within such period of the Closing as shall be required pursuant to applicable law and regulations, Pointe shall mail a notice in a form acceptable to Republic and Pointe to each depositor having a Deposit Account. Republic shall provide to Pointe a mailing list and mailing labels and such other assistance as Pointe may reasonably request in order to facilitate such mailing.

                  (c) Republic and Pointe shall make arrangements to provide for the daily

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

settlement with immediately available funds by Pointe of checks, drafts, withdrawal orders, returns and other items presented to and paid by Republic, following advice and instruction from Pointe, within 90 calendar days after the Closing Date and drawn on or chargeable to accounts that have been assumed by Pointe, and items deposited with Pointe relating to accounts which have not been assumed by Pointe, provided, however, that Republic shall be held harmless and indemnified by Pointe for acting in accordance with such arrangements.

                  (d) Pointe agrees, at its cost and expense, (1) to assign new account numbers to depositors of assumed Deposit Accounts, (2) to notify such depositors, on or before the Closing Date in a form and on a date mutually acceptable to Republic and Pointe, of Pointe's assumption of the Deposit Accounts, (3) to furnish such depositors with checks on the forms of Pointe and with instructions to utilize Pointe's checks and to destroy unused check, draft and withdrawal order forms of Republic, (4) to reissue all ATM and debit cards (with new PIN numbers) associated with the depositors of assumed Deposit Accounts, and (5) to disable and to notify customers of its disabling of all credit card overdraft protection. In addition, subsequent to regulatory approval, Republic will notify its affected customers by letter of the pending assignment of Republic's Deposit Accounts to Pointe, which notice shall be at Republic's cost and expense and shall be in a form mutually agreeable to Republic and Pointe.

                  (e) Pointe agrees to pay promptly to Republic an amount equivalent to the amount of any checks, drafts or withdrawal orders credited to any assumed Deposit Accounts as of the Closing Date that are returned to Republic after the Closing Date, provided, however, if (I) Pointe cannot recover from, the accountholder an amount otherwise payable to Republic pursuant to this
Section 6(e), and (ii) Pointe has not permitted withdrawals prior to the expiration of the period of time such deposits are not available for withdrawal as previously determined by Republic and communicated to Pointe at the Closing, then Pointe shall not be obliged to reimburse Republic for such returned item.

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

                  (f) Prior to the Closing Date, Republic will provide a list of, and , at its expense, will notify all Automated Clearing House ("ACH") originators of the transfers and assumptions made pursuant to the Agreement. For a period of 90 calendar days beginning on the Closing Date, Republic will honor all ACH items related to accounts assumed under this Agreement which are mistakenly routed or presented to Republic. Republic will make no charge to Pointe for honoring such items, and will electronically transmit such ACH data to Pointe. If Pointe cannot receive an electronic transmission, Republic will make available to Pointe at Republic's operations center receiving items from the Automated Clearing House tapes containing such ACH data. Items mistakenly routed or presented after the 90-day period will be returned to the presenting party. Republic and Pointe shall make arrangements to provide for the daily settlement with immediately available funds by Pointe of any ACH items honored by Republic, and Republic shall be held harmless and indemnified by Pointe for acting in accordance with this arrangement to accept ACH items.

         8. Data Processing. Pointe, with the cooperation of Republic, shall complete the conversion to its own system of electronic data processing and accounting records associated with the Subject Offices by the Closing Date.

         9.       Conduct of Business Prior to Closing.
                  ------------------------------------

         Between the date hereof and the Closing Date:

                  (a) Republic shall not (i) engage in any transaction related to the Subject Offices except in the ordinary course of business, including loan underwriting standards in effect as of the date of this Agreement, (ii) enter into, amend, terminate or renew any material contract with respect to the subject office except as may be required with respect to the assignment of the Leases, and agreed to by Pointe, pursuant to Section 2(a) hereof, (iii) change any of its Deposit Account practices at the Subject Offices (iv) pay a different rate of interest than that paid at any other Republic branch office in Broward and Palm Beach Counties; (v) pay any bonus or grant

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

any increase in the compensation or benefits to any of the employees of the Subject Offices except as provided for in the compensation plan applicable to all Republic employees in effect as of the Date of this Agreement; (vi) enter into any employment contracts with any employee of the Subject Offices without the consent of Pointe; or (vii) adopt any new employee benefit plan or make any material change in any existing employee benefit plan other than any such change that is required by law.

                  (b) Republic shall pay and discharge all taxes, assessments, rents, utilities and other charges levied against the Subject Offices and the Fixed Assets. Republic shall maintain insurance with respect to the Subject Offices and the Fixed Assets against losses, liabilities and risks, at their current rates, types and amounts. Pointe shall be responsible for the security of and insurance on all persons and property located in the Subject Offices from and after the Closing Date;

                  (c) Republic shall keep, or cause to be kept, in their current state of good repair, normal wear and tear excepted, the Subject Offices and the heating, ventilating, electrical, gas, drainage, plumbing and other systems located therein or used in connection therewith;

                  (d) Upon reasonable notice, Republic shall permit on any day up to three employees of Pointe to observe the day-to-day operations of Republic at the Subject Offices during the regular business hours of such office.

                  (e) Republic shall take all steps necessary under applicable law, regulation and regulatory pronouncement to cause the closure of the Town & Country Branch and the transfer of the Deposits and Loans associated with such branch to the South Miami Branch, such closure and transfer to be effective on or before the close of business of the Closing Date.

         10. Representations and Warranties of Republic. In order to induce Pointe to enter into this Agreement, Republic hereby represents, warrants and agrees as follows:

                  (a) To the best knowledge of Republic, each Loan and Other Loan is a legal,

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

valid and binding obligation of the borrower thereunder and such Loan is adequately secured by the Deposit Accounts purported to secure such Loan and Republic is the sole owner of each Loan and Other Loan, free and clear of all liens, claims, covenants, conditions, restrictions, security interests, charges, equities and encumbrances of every kind or nature (collectively, "Encumbrances"), and has the exclusive right to transfer each Loan to Pointe. None of such Loans or Other Loans is materially in default. To the extent that the Loans and Other Loans were originated or serviced by Republic, each of such Loans and Other Loans has been originated and serviced in compliance with all applicable laws. To the extent that the Loans and Other Loans were originated or serviced by an unaffiliated third party, Republic has no knowledge that such origination or servicing was not conducted in compliance with all applicable laws.

                  (b) True and correct copies of the Leases as in effect on the date hereof, including all attachments, amendments and addenda thereto have been delivered by Republic to Pointe. The Leases constitute valid and binding leasehold interests of Republic in all of the leased premises, free and clear of all Encumbrances except for easements, covenants, conditions and restrictions of record to which such property is commonly subject and which do not, individually or in the aggregate, prohibit or materially interfere with the use of such property as a commercial banking office. Republic has the right and power to assign the Leases as contemplated hereby, (subject to the consent of the Landlords). Republic has good marketable title to the Fixed Assets, free and clear of any Encumbrances. Republic has not undertaken any construction or improvements on the Subject Offices or Fixed Assets which could give rise to any mechanics or other liens which Pointe would be required to discharge.

                  (c) With respect to the business of Republic related to the Subject Offices including the Deposit Accounts and Loans, and with respect to the Other Loans, Republic is in compliance in all material respects with the provisions of all applicable federal, state and local statutes relating to such assets and liabilities.

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

                  (d) Republic has been duly organized and is validly existing as a commercial bank in good standing under the laws of the State of Florida and has all requisite corporate power and corporate authority and all necessary authorizations, approvals and orders of and from all governmental officials and bodies, to conduct its business as presently conducted, to enter into this Agreement and to carry out the provisions and conditions hereof.

                  (e) Republic is not subject to any charter, bylaw, indenture, mortgage, lien, lease, agreement, instrument, order, judgment, decree or other restriction which would prevent or impair the consummation of the transactions contemplated herein and this Agreement is valid and binding as to Republic.

                  (f) This Agreement has been, and on the Closing Date all other documents to be delivered by Republic pursuant to this Agreement shall have been, duly authorized, executed and delivered by Republic.

                  (g) There are no actions, proceedings or investigations pending or, to the best knowledge of Republic, threatened against or affecting Republic or any of its subsidiaries (or any basis therefor known to Republic) which, if decided adversely to Republic, would affect its ability to carry out the transactions contemplated in this Agreement.

                  (h) No consent, waiver, approval or other authorization of, or registration, declaration or filing with, any court, governmental agency or commission is required for the valid execution and delivery by Republic of this Agreement, or for the validity or enforceability of this Agreement against Republic or for the payment of any amounts by Republic hereunder, other than those which have been or will be obtained or accomplished on or prior to the Closing Date, as contemplated by this Agreement.

                  (i) Neither this Agreement nor any statement or other document furnished or to be furnished to Pointe by or on behalf of Republic in connection with the transactions contemplated herein contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein not misleading.

                  (j) No default exists in the due performance and observance by Republic or the Landlords of any term, covenant or condition of the Leases and no action has been instituted or to the best knowledge of Republic, threatened wherein either party would or might be alleged to be in default under the Leases.

                  (k) No default exists in the due performance and observance by Republic or, to the best knowledge of Republic, the other party to any Contract of any term, covenant or condition of any such Contract and no action has been instituted or, to the best knowledge of Republic, threatened wherein either party would or might be alleged to be in default under such Contract.

                  (l) The Contracts listed on Schedule l(d) attached hereto are all of the contracts relating to the Subject Offices.

                   (m) Republic maintains insurance with respect to the Subject Offices and the Fixed Assets against losses, liabilities and risks, in types and amounts customary for financial institutions and, in the case of the Fixed Assets, in amounts not less than the book value thereof.

         11. Representations and Warranties of Pointe. In order to induce Republic to enter into this Agreement, Pointe hereby represents, warrants and agrees as follows:

                   (a) Pointe has been duly organized, is validly existing as a commercial bank in good standing under the laws of the State of Florida and has all requisite corporate power and corporate authority and all necessary corporate authorizations, approvals and orders from all governmental officials and bodies to enter into this Agreement and to carry out the provisions and conditions hereof.

                   (b) Pointe is not subject to any charter, bylaw, indenture, mortgage, lien, lease, agreement, instrument, order, judgment, decree or other restriction which would prevent the consummation of the transactions contemplated herein and this Agreement is valid and binding as to Pointe.

                   (c) This Agreement has been, and on the Closing Date all other documents to be delivered by Pointe pursuant to this Agreement shall have been duly authorized, executed and delivered by Pointe.

                   (d) There are no actions, proceedings or investigations pending or, to the best knowledge of Pointe, threatened against or affecting Pointe or any of its subsidiaries (or any basis therefor known to Pointe) which, if decided adversely to Pointe, would affect its ability to carry out the transactions contemplated in this Agreement.

                   (e) No consent, waiver, approval or other authorization of, or registration, declaration or filing with, any court, governmental agency or commission is required for the valid execution and delivery by Pointe of this Agreement, or for the validity or enforceability of this Agreement against Pointe or for the payment of any amounts by Pointe hereunder, other than those which have been or will be obtained or accomplished on or prior to the Closing Date, as contemplated by this Agreement.

                   (f) Neither this Agreement nor any statement or other document furnished or to be furnished to Republic by or on behalf of Pointe in connection with the transactions contemplated herein contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein not misleading.

                   (g) Pointe has employed no broker, finder or other agent or agreed to pay any commission to any such person in connection with this Agreement or any of the transactions contemplated hereby.

         12.      Survival of Representations and Warranties; Indemnification.
                  -----------------------------------------------------------

                  (a) The respective representations and warranties of Pointe and Republic herein shall survive the Closing Date.

                  (b) Republic shall indemnify and hold Pointe harmless against any claims or damages, including reasonable attorneys' fees and expenses, to the extent that the same are ultimately held in a final judgment (with respect to which all appeals have expired or been denied) to have resulted from (i) the breach by Republic of any Deposit Account, Loan, Contract, or Other Loan assigned to or assumed by Pointe hereunder or pursuant to the Participations or from the conduct of Republic or its agents in connection with the operation of the Subject Office on or prior to the Closing Date, (ii) from any misrepresentation or breach of warranty or failure to perform any agreement by Republic hereunder, (iii) as the result of any undisclosed encumbrance, liability, claim or commitment, contingent or otherwise, adversely affecting any of the Subject Offices, the Deposit Accounts, the Loans, the Contracts, the Lease, the Fixed Assets and the Participations, including without limitation, any tax or other claims, liens, or liabilities, actions, claims or proceedings arising out of events prior to the Closing Date, or (iv) from any other finally adjudicated liability of Republic with respect to the Subject Offices not expressly assumed by Pointe under or pursuant this Agreement.

                  (c) Pointe shall indemnify and hold Republic harmless against any claims or damages, including reasonable attorneys', fees and expenses, to the extent that the same are ultimately held in a final judgment (with respect to which all appeals have expired or been denied) to have resulted from (i) the breach by Pointe of any Deposit Account, Loan or Contract assigned to or assumed by Pointe hereunder or from the conduct of Pointe or its agents in connection with the operation of the Subject Offices subsequent to the Closing Date, (ii) from any misrepresentation or breach of warranty or failure to perform any agreement by Pointe hereunder, including but not limited to the failure to perform in accordance with the terms of all of the obligations assumed hereunder, or (iii) any actions taken by Republic in connection with the processing of items pursuant to Section 7(c) hereof.

                  (d) In the event that Republic or Pointe learns of any claim which may give rise to a claim for indemnification under Section 12(b) or (c), the party learning of such claim ("Indemnified Party"), as a precondition to making a claim for indemnification thereunder, shall give prompt notice of the commencement thereof in writing to the other ("Indemnifying Party"). In case any such claim is brought against the Indemnified Party and the Indemnified Party notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and to the extent that it may wish to assume control of the defense thereof, with counsel reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party to the Indemnified Party of its election so to assume control of the defense of such claims with such counsel, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation.

                  (e) Republic shall indemnify Pointe against any and all information reporting, backup withholding, customer tax payer identification number certification, nonresident alien status certification or "due diligence" penalties assessed against Pointe as a result of Republic's failure to comply with the applicable Internal Revenue Service regulations in connection with the Deposit Accounts. This indemnification shall survive the Closing Date without limitation.

         13.      Conditions to the Closing.
                  -------------------------

                  (a) The obligation of the parties hereto are subject to the satisfaction or waiver of the respective conditions to the performance of their respective obligations under this Agreement and the receipt of all necessary government or other regulatory approvals and the expiration of any applicable waiting periods required before the transactions contemplated hereby can be validly effectuated.

                  (b) The obligations of Pointe hereunder are subject to the further conditions that, on or prior to the Closing Date:

                            (i) Republic shall have supplied Pointe with such
information and records relating to the Deposit Accounts, the Loans, the Contracts, the Leases, the Fixed Assets and the Other Loans at such times as Pointe may reasonably request;

                            (ii) All corporate and other proceedings in
connection with the transactions contemplated herein and all documents incident thereto shall be reasonably satisfactory in form and substance to Pointe and its counsel, and Pointe shall have received such other documents and instruments of transfer incident to the transaction as Pointe or such counsel shall reasonably request in form and substance reasonably acceptable to Pointe and such counsel;

                            (iii) The representations and warranties made by
Republic herein shall continue to be true and correct on and as of the Closing Date as if they had been made on the Closing Date and Republic shall have performed and substantially complied with all agreements and conditions in this Agreement required to be performed or complied with by it on or before the Closing Date;

                            (iv) To the extent required by applicable law and
regulations, the DBF, the FRB-A and any other governmental agencies whose approval is necessary shall have approved the acquisition by Pointe of the Deposit Accounts, the Loans, the Contracts and the Subject Offices, all as contemplated by this Agreement, without the imposition of any conditions to which Pointe reasonably objects;

                            (v) No action or proceeding shall have been
instituted or, to the best knowledge of Republic, threatened, on or before the Closing Date pertaining to the transactions contemplated hereby the result of which could be materially adverse to the operation by Pointe of the Subject Offices;

                            (vi) Between the date hereof and the Closing Date,
there shall have been no material damage to or destruction or condemnation of the Subject Offices, the improvements, furniture, fixtures, equipment or other assets in or on the Subject Offices or of any other property subject to this Agreement; provided, however, that Pointe may elect to purchase all of the property subject to this Agreement in the event of such damage, destruction or condemnation at the price agreed upon pursuant to Section 5 hereof, such purchase price to be reduced (to the extent such damage or destruction is not fully covered by insurance, the proceeds of which are assigned and paid to Pointe) in the same proportion as the reduction in market value of such property attributable to such damage, destruction or condemnation.

                            (vii) Effective as of the Closing Date, the Town &
Country Branch shall be closed and the Deposits and Loans associated with the Town & Country Branch shall have been transferred to the South Miami Branch.

                  (c) The obligations of Republic hereunder are subject to the conditions that on or prior to the Closing Date:

                            (i) All corporate and other proceedings in
connection with the transactions contemplated herein and all documents incident thereto shall be reasonably satisfactory in form and substance to Republic and its counsel, and Republic shall have received such other documents incident to the transaction as Republic or such counsel shall reasonably request;

                            (ii) The representations and warranties of Pointe
hereunder shall continue to be true and correct on and as of the Closing Date as if they had been made on the Closing Date and Pointe shall have substantially complied with all agreements and conditions in this Agreement required to be performed or complied with by it on or before the Closing Date;

                            (iii) To the extent required by applicable law and
regulations, the DBF, the FRB-A, and any other governmental agency whose approval is necessary, shall have approved the sale and transfer by Republic of the Deposit Accounts, the Loans, the Contracts and the Subject Offices, all as contemplated by this Agreement, without the imposition of any conditions to which Republic reasonably objects;

                            (iv) No action or proceeding shall have been
instituted or, to the best knowledge of Pointe threatened, on or before the Closing Date pertaining to the transactions contemplated hereby, the results of which could be materially adverse to the operation by Pointe of the Subject Offices;

                            (v) Pointe shall have converted the electronic data
processing and accounting records associated with the Subject Offices to its own system in accordance with the provisions of Section 6 of this Agreement.

         14.      Requirements of Regulatory Authorities.
                  --------------------------------------

                  (a) Republic shall, as soon as is practicable, notify the proper regulatory authorities of its intent to terminate operation of the Subject Offices and to consummate the transaction hereunder and thereafter shall
(i) comply with the normal and usual requirements imposed by such authorities applicable to effect the sale hereunder, and (ii) use good faith and due diligence to obtain any required permission of such regulatory authorities to cease operations of the Subject Offices.

                  (b) Pointe and Republic shall prepare and file with reasonable assistance from Republic, within 30 days of the date of this Agreement, an application, as required by law, to the DBF, the FRB-A and any other required regulatory authorities for approval to effect the transactions contemplated hereby, and the parties hereto shall, if required, publish appropriate notice of the transactions contemplated hereby.

         15.      Covenant Not To Compete.
                  -----------------------

                  (a) For a period of 12 months from and after the Closing Date, Republic shall not, within the "Restricted Area" described below, open or maintain any branch or other office or purchase any branches or other offices (except in the case of a merger with or acquisition of substantially all of the assets and all of the liabilities of another financial institution) not in existence on the date hereof.

                  (b) For the purposes of this Agreement, the Restricted Area shall be defined generally as that geographic area within Miami-Dade County, Florida.

         16.      Subject Office Employees.
                  ------------------------

                  Pointe shall offer employment to all employees of the Subject Offices. All employees employed by Pointe shall receive compensation at the current level paid by Republic. Pointe shall, for purposes of determining eligibility for Pointe retirement and benefit plans, consider the employment date with Republic to be deemed to be the initial date of the employee's employment with Pointe. Republic shall be free to continue to employ any employee who declines an offer of employment from Pointe and who Republic wishes to continue to employ at another Republic location. Nothing herein shall be construed to give rise to any third party rights on behalf of any person.

         17.      Additional Covenants; Prorations.
                  --------------------------------

                  (a) Effective as of the Closing Date, the following taxes and other items shall be appropriately prorated and adjusted:

                            (i) All real property taxes, personal property
taxes, and all other public or governmental charges against the Subject Offices that are or may be payable on a periodic basis, all electric, sewer, water, gas or other utility payments and deposits in connection with utility service for the Subject Offices, FDIC insurance premiums and all deposits on any leases or contracts assumed by Pointe.

                            (ii) All required payments or prepayments under the
Leases and other payments associated with the Subject Offices.

                  (b) Republic and Pointe will execute and deliver such documents as are reasonably necessary to effectuate the transactions contemplated hereby and will use their best efforts (i) to obtain, and to cooperate in obtaining, all approvals, consents and permissions necessary to the consummation of the transactions contemplated by this Agreement; and (ii) to cause the satisfaction of all other conditions to their obligations hereunder.

         18.      Termination.
                  -----------

                  This Agreement shall terminate and be of no further force and effect, except as to any liability for breach of any duty or obligation arising prior to the date of termination, upon the occurrence of the following:

                  (a) The expiration of 30 days after the DBF, the FRB-A or any other governmental agency has denied or finally refused to grant the approvals or consents required to be obtained pursuant to this Agreement, unless within such 30-day period Pointe and Republic agree to submit or resubmit an application to or appeal the decision of the regulatory authority which denied or finally refused to grant approval thereof; or

                  (b) The expiration of 30 days from the date that either party has properly given notice to the other party of the notifying party's intention to terminate this Agreement as a consequence of such other party's material breach or misrepresentation of any material condition, warranty, representation or covenant herein; provided, however, that no such termination shall take effect if within said 30-day period the party so notified shall have fully and completely corrected the grounds for termination as specified in the aforementioned notice; or


                  (c) The failure of the transactions provided for herein to be consummated by June 30, 2001; or

                  (d) The execution of a written termination agreement by both of the parties.

         19.      Expenses.
                  --------

                  Except as otherwise expressly provided for herein, each party hereto shall pay its own expenses incurred in fulfilling its obligations hereunder.

         20. Confidentiality. Republic and Pointe shall each maintain the confidentiality of all written, electronic (including computer software) or verbal information obtained from the other party hereto and not use such information for any purpose except (a) in furtherance of the transactions contemplated hereby, (b) to the extent such information may have been previously known by the party obligated hereby to keep such information confidential, been publicly disclosed by the party seeking to keep its information confidential, become public knowledge (otherwise than by any act of omission to act by the party obligated hereby to keep such information confidential) or been independently developed by such party or by third persons without access to such information, or (c) to a party's counsel, accountants or other appropriate representatives in connection with the transactions contemplated hereby, or, as and to the extent required by law, to governmental authorities. If this Agreement is not consummated, Republic and Pointe shall return (as soon as is practicable after written request therefor) all written information and electronic information (including computer software) supplied by the other party hereto in connection with the transactions contemplated hereby which shall have been identified as confidential, to such party, without retaining copies thereof.

         21.      Notices.
                  -------

                  Unless otherwise specified herein, all notices, requests, demands or other communications to or from the parties hereto shall be deemed to have been duly given and made (a) in the case of a letter sent other than by mail, when the letter is delivered to the party to whom it is addressed, (b) in the case of a telegram, when the telegram is sent, (c) in the case of a letter sent by mail, three (3) days from the day on which the letter is deposited, postage prepaid, in a United States post office depository, registered or certified mail, return receipt requested, and addressed as follows:

                  If to Republic:           Republic Bank
                                            Attn.: William R. Falzone
                                            111 Second Avenue NE, Suite 300
                                            St. Petersburg, FL 33701
                                            Fax:     (727) 825-0269

                  with a copy to:           Republic Bank
                                            Attn: Christopher M. Hunter,
                                                  General Counsel
                                            111 Second Avenue NE, Suite 300
                                            St. Petersburg, FL 33701

                                            Fax Number: (727) 895-5891

                  If to Pointe:             Pointe Bank
                                            Attn: Bradley R. Meredith
                                            21845 Powerline Road
                                            Boca Raton, Florida 33433

                  with a copy to:           Stroock & Stroock & Lavan LLP
                                            3300 First Union Financial Center
                                            200 South Biscayne Boulevard
                                            Miami, Florida  33131
                                            Attention:  Michael Basile, Esq.

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section.

         Notice of change of address shall be effective only upon receipt.

         22.      Entire Agreement, Modifications, Waivers, Headings.
                  --------------------------------------------------

                  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties. No modification or termination of this Agreement shall be valid unless executed in writing by both parties hereto, and no waiver of any provision of, breach of or default under this Agreement shall be considered binding unless executed in writing by the party granting such waiver. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof or any subsequent breach or default (whether or not similar) nor shall any such waiver constitute a continuing waiver. The Recitations set forth at the outset of this Agreement are true and correct and are of the same force and effect as if they were a part of the body of this Agreement. Section, paragraph and subparagraph headings are not to be considered part of this Agreement, are for the convenience of reference only and are not intended to be full or accurate descriptions of the contents of any Sections, paragraphs or subparagraphs.

         23.      Successors and Assigns.
                  ----------------------

                  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns, but this Agreement may not be assigned by either party without the written consent of the other.

         24.      Counterparts.
                  ------------

                  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

         25.      Governing Law.
                  -------------

                  This Agreement shall be construed and enforced in accordance with the laws of the State of Florida to the extent that federal law does not control.

         26.      Public Announcements.
                  --------------------

                  Neither Pointe nor Republic shall make any public announcement regarding the transactions provided for herein without the approval of the other party; provided that, if either party receives a legal opinion from its counsel that a public announcement of such transactions is required under applicable law, such party may make such public announcement after giving notice to the other party. Notwithstanding anything herein to the contrary, the initial public announcement of the transactions contemplated by this Agreement shall be made Jointly by Republic and Pointe and shall include language agreed to between Republic and Pointe.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

REPUBLIC BANK                                       POINTE BANK


By:/s/ William R. Klich                             By:/s/ R. Carl Palmer, Jr.
  ---------------------------------------------       ------------------------
       William R. Klich                                    R. Carl Palmer, Jr.
       President and Chief Executive Officer               President and Chief
                                                           Executive Officer

                               AMENDMENT NO. 1 TO
                               BRANCH PURCHASE AND
                          DEPOSIT ASSUMPTION AGREEMENT




         THIS AMENDMENT NO. 1 (the "Amendment"), dated as of January 17, 2001 to the Branch Purchase and Deposit Assumption Agreement ("Agreement"), dated as of January 4, 2001, by and between Pointe Bank and Republic Bank.

         1. Terms defined in the Agreement shall have the same meaning when used herein unless the context otherwise requires.

         2. To correct clerical errors, the parties agree to amend the Agreement as follows:

                  (a)   Page 1, Section B.:

                         Change address of the Air Park branch from 20 N.W. 57th Avenue to 720 N.W. 57th Avenue


                  (b)   Page 10, Section 5(a)(v):

                        Change the reference to "Section 16" to read
                        "Section 17"

                  (c)   Page 27, Section 15(a):

                        Delete the last seven words of paragraph to wit:
                        "not in existence on the date hereof."

         3. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Florida without giving effect to principles of conflicts of law.

         4. Except as amended hereby, the Agreement shall remain in full force and effect.

         5. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one document.

         IN WITNESS WHEREOF, this Amendment is executed effective for all purposes as of the date first set forth above.

                           POINTE BANK


                           By:/s/ Bradley R. Meredith
                             ------------------------------------------------

                           Name:    Bradley R. Meredith

                           Title: Senior Vice President and Chief Financial Officer



                           REPUBLIC BANK



                           By:/s/ William R. Falzone
                             ------------------------------------------------

                           Name:  William R. Falzone

                           Title:   First Executive Vice President
                                    and Chief Financial Officer



                                    2